EXHIBIT 10.6

STOCKHOLDERS’ AGREEMENT

BY AND AMONG

WMC FINANCE CO.

AND

THE INVESTORS NAMED HEREIN

Dated as of May 22, 1997

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (this “Agreement”), dated as of May     , 1997, by and among (i) WMC Finance Co., a Delaware corporation (the “Company”), (ii) Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P. and Apollo (U.K.) Partners III, L.P. (together with their respective Related Persons (as defined below) to whom Shares (as defined below) or Derivatives (as defined below) are transferred, “Apollo”), and (iii) Frank E. O’Bryan, Scott A. McAfee and Robert L. Rosen (together with their respective Related Persons to whom Shares or Derivatives are transferred, the “SMG Stockholders” and, together with Apollo, the “Investors”). The Investors and any other person (other than the Company) bound by the terms hereof are referred to herein as the “Stockholders.”

The parties hereto hereby agree as follows:

ARTICLE I

BOARD OF DIRECTORS

Section 1.1 Board Composition. Throughout the term of this Agreement, (a) the Board of Directors (the “Board”) of the Company will consist of six persons (provided, that if any Investor ceases to be entitled to nominate directors pursuant to the operation of Section 5.2 hereof, the number of directors will be reduced by the number of directors such Investor had been entitled to nominate pursuant to Section 1.2(a) hereof) and (b) all actions to be taken by the Board will require the affirmative vote of a majority of the members of the Board or of an Executive Committee established in accordance with the terms of this Agreement (the “Executive Committee”), in either case then in office. The Executive Committee, if any, shall be composed of three persons, including two Apollo Nominees (as defined below) and one Spring Mountain Nominee (as defined below). Prior to the time Apollo ceases to be entitled to nominate directors pursuant to the operation of Section 5.2 hereof, no action (other than the appointment of Nominees consistent with the terms hereof) will be taken by the Board or the Executive Committee at any time that Apollo Nominees do not constitute a majority of the Board or the Executive Committee, as the case may be.

Section 1.2 Nomination Rights. (a) Apollo will be entitled to nominate four persons to serve as directors of the Company (the “Apollo Nominees”) and (b) the SMG Stockholders, collectively, will be entitled to nominate two persons to serve as directors of the Company (the “SMG Nominees” and, together with the Apollo Nominees, the “Nominees”). The initial Apollo Nominees are David B. Kaplan, Michael D. Weiner and Robert L. Rosen. The initial SMG Nominees are Frank E. O’Bryan and Scott A. McAfee.

Section 1.3 Election of Stockholder Nominees. Each party hereto will use its respective best efforts to cause the Nominees to be elected in any and all elections of directors of the Company held during the term of this Agreement. Without limiting the generality of the foregoing, each Stockholder will vote or cause to be voted for the election of the Nominees in all elections of directors of the Company held during the term of this Agreement all securities entitled to vote in such election that such Stockholder has the power to vote (or in respect of which such Stockholder has the power to direct the vote).

Section 1.4 Vacancies. (a) Each Nominee will hold his or her office as a director of the Company for such term as is provided in the Company’s charter documents or until his or her death, resignation or removal from the Board or until his or her successor has been duly elected and qualified in accordance with the provisions of this Agreement, the Company’s constitutive documents and applicable law. If any Nominee ceases to serve as a director of the Company for any reason during his or her term (a “Terminating Nominee”), a nominee for the vacancy resulting therefrom will be designated by the Investor or Investors that nominated the Terminating Nominee. Apollo may nominate an Apollo Nominee to fill the vacancy existing as a result of the initial Apollo Nominees numbering less than four.

(b) If any Investor fails at any time to nominate the maximum number of persons for election to the Board that such Investor is entitled to nominate pursuant to this Agreement, each directorship in respect of which such Investor so failed to make a nomination will remain vacant unless such vacancy results in there being fewer than the minimum number of directors required the Company’s constitutive documents or by law, in which case such vacancy or vacancies will be filled by a person or persons selected by a majority of the directors of the Company then in office.

Section 1.5 Removal of Nominees. If at any time an Investor shall notify the Company in writing of its desire to have removed from the Board, with or without cause, any Nominee that such Investor nominated pursuant to the terms hereof, each party hereto shall use its best efforts to take or cause to be taken all such action as may be required to remove such Nominee from the Board.

Subject to the foregoing, no Stockholder will vote or cause to be voted any securities that such Stockholder has the power to vote (or in respect of which such Stockholder has the power to direct the vote) for the removal of any Nominee nominated by any Investor without the prior written consent of such Investor.

ARTICLE II

BUSINESS OPPORTUNITIES

Section 2.1 Obligations of SMG Stockholders. Each of the SMG Stockholders agrees that it shall not, and it shall not permit any of its Affiliates (defined below) (other than the Company or any of its subsidiaries) to, directly or indirectly (acting as a current or potential owner, stockholder, joint venturer, partner, consultant or otherwise), pursue any opportunity, invest, engage or participate in, or otherwise profit from, any business or activity that competes with a business or activity of the Company or any of its subsidiaries except (i) as set forth on Schedule 2.1 hereof and (ii) passive investments in up to 5% of the outstanding common stock of any public company engaged in any such business or activity.

Section 2.2 Obligations of Apollo. Apollo agrees it will not, directly or indirectly, make any equity investment in a company that provides one- to four-family residential mortgage loans or real estate escrow services as its principal line of business, without first offering the opportunity to invest in such company to the Company.

ARTICLE III

TRANSFERS OF SECURITIES

Section 3.1 Transfer of Securities. No Stockholder will transfer, sell, pledge or otherwise dispose of (collectively, “Transfer”) all or any portion of the shares of Class A Common Stock, par value $.01 per share, of the Company (the “Class A Common Stock”), or shares of Class B Common Stock, par value $.01 per share, of the Company (together with the Class A Common Stock, the “Common Stock”), or any securities convertible into or exchangeable for, or rights to acquire shares of Common Stock (collectively, “Derivatives”), in any such case beneficially owned by such Stockholder from time to time otherwise than in accordance with this Article III. The shares of Common Stock owned by the Stockholders, whether owned on, or acquired after, the date hereof, are referred to herein as the “Shares”.

Any purported Transfer in violation of this Section 3.1 (an “Unauthorized Transfer”) will be null and void. The Company will not register, recognize or give effect to any Unauthorized Transfer and the purported transferee of any Shares or Derivatives pursuant to an Unauthorized Transfer will not thereby acquire any rights in such Shares or Derivatives. The Company will, immediately upon becoming aware of an actual or attempted Unauthorized Transfer, instruct the transfer agent for the Shares and/or Derivatives to issue an appropriate stop transfer order with regard to such transaction or attempted transaction.

Section 3.2 Unrestricted Transfers.

Section 3.2.1 Transfers to Related Persons. Any Stockholder may from time to time Transfer to one or more of its Related Persons all or any portion of the Shares or Derivatives beneficially owned by such Stockholder, provided, that (a) prior to such Transfer each such Related Person shall have provided to the Company, for the benefit of the Stockholders, a written agreement to be bound by the provisions hereof as though a party hereto, (b) each reference to such Stockholder herein will thereafter be deemed to include such Stockholder and each such Related Person, and (c) such Stockholder and each such Related Person, taken together, will thereafter have the rights and obligations of such Stockholder hereunder, without enlargement or diminution, which rights may be exercised only by such Stockholder and each such Related Person acting jointly and not severally and which obligations may be enforced by the other parties hereto against such Stockholder and/or each such Related Person either jointly or severally.

Section 3.2.2 Transfers Pursuant to Registered Offerings. Any Stockholder may from time to time sell any or all of the Shares or Derivatives owned by such Stockholder pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”).

Section 3.3 Right of First Offer; Tag Along Rights.

(a) General. Any Stockholder (an “Offeror”) may from time to time sell any or all of the Shares or Derivatives beneficially owned by such Offeror (the “Offered Securities”) to a third party that is not a Stockholder or Related Person of a Stockholder (an “Unaffiliated Purchaser”) in a bona fide sale transaction (a “Third-Party Sale”) for consideration consisting solely of cash; provided, that, (i)

in the case of a Stockholder other than Apollo, such Offeror has complied with the provisions of Section 3.3(b) hereof and (ii) in the case of (x) Apollo and (y) any other Stockholder if an Acceptance Notice (defined below) is not timely delivered in connection with such Third-Party Sale, such Offeror has complied with provisions of Section 3.3(c) hereof.

Without the written consent of the Company, no Stockholder shall solicit offers with respect to, commence negotiations regarding, or otherwise take action in connection with, a Third-Party Sale during the period beginning on the date of any written notice from the Company to such Stockholder of a proposed registered offering of securities of the Company and ending on the later of: (i) 80 days after the consummation of such registered offering; or (ii) the expiration date of or the date of approval under any lock-up agreement entered into by such Stockholder in connection with such registered offering; provided, that such period shall be deemed to end on the date, if any, on which such Stockholder is notified in writing of the abandonment of such registered offering by the Company (which notification the Company agrees to give promptly following a determination to abandon any such offering).

Prior to consummating any Third-Party Sale, an Offeror will deliver to the Company and each Stockholder a written notice (an “Offer Notice”) specifying (i) the aggregate amount of cash consideration (the “Offer Price”) for which the Offeror proposes to sell the Offered Securities in such proposed Third-Party Sale, (ii) the identity of the purchaser in such proposed Third-Party Sale, and (iii) all other material terms of such proposed Third-Party Sale.

(b) Right of First Offer. If the Offeror is a Stockholder other than Apollo and the Offeree (as defined below) delivers to the Offeror a written notice (an “Acceptance Notice”) within twenty business days following the delivery of the Offer Notice (the “ROFO Acceptance Period”) stating that the Offeree will purchase all (but not less than all) of the Offered Securities for the Offer Price and on the other terms set forth in the Offer Notice, the Offeror will sell all of the Offered Securities to the Offeree, and the Offeree will purchase such Offered Securities from the Offeror, on the terms and subject to the conditions set forth below.

“Offeree” shall mean (i) if the Offeror is an SMG Stockholder, Apollo and (ii) if the Offeror is a Stockholder other than Apollo or an SMG Stockholder, the Company (or, if the Company declines to purchase the Offered Securities, Apollo).

The consummation of any purchase of the Offered Securities pursuant to this Section 3.3(b) (the “ROFO Closing”) will occur on or prior to later to occur of (i) 60 calendar days following the delivery of the Acceptance Notice and (ii) fifth business day following the expiration or waiver of any waiting period applicable to such transfer pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, at such time and place as may be agreed upon by the Offeror and the Offeree.

At the ROFO Closing, (i) the Offeror will deliver to the Offeree one or more certificates evidencing all of the Offered Securities, duly endorsed for transfer to the Offeree, together with such other duly executed instruments or documents as may be required to permit the Offeree to acquire the Offered Securities free and clear of any and all Liens or restrictions on voting (collectively, “Encumbrances”), except for Encumbrances (x) created by this Agreement or (y) arising under Federal or state securities laws, (ii) the Offeree will deliver to the Offeror by wire transfer to an account designated by the Offeror an amount in immediately available funds equal to the Offer Price, and (iii) the Offeror will be deemed to represent and warrant to the Offeree that the Offeror is conveying and the Offeree is acquiring record and beneficial ownership of, and good and valid title to, the Offered Securities, free and clear of any and all Encumbrances, except for Encumbrances specified in clause (i) above.

(c) Tag Along Rights. If (1) Apollo is the Offeror or (2) any other Stockholder is the Offeror and an Acceptance Notice relating to a proposed Third-Party Sale is not delivered to the Offeror prior to the expiration of the ROFO Acceptance Period, the Offeror may consummate a proposed Third-Party Sale; provided, that:

(i) if the Offeror is a person other than Apollo, such Third-Party Sale occurs during the sixty calendar day period immediately following the expiration of the ROFO Acceptance Period, at a price at least equal to the Offer Price and upon non-price terms no less favorable to the Offeror than those set forth in the Offer Notice; and

(ii) each other Stockholder that so requests in a written notice (a “Co-Sale Notice”) delivered to the Offeror on or prior to the twentieth business day following receipt of the Offer Notice shall be permitted to sell in such Third-Party Sale, on the same terms as the Offeror, a portion of the total number of Shares sold therein (the “Total Sale Amount”) equal to the lesser of (A) the amount specified by such Co-Seller (defined below) in such Co-Sale Notice and (B) the product of (1) such Co-Seller’s Allocation Percentage (defined below) and (2) the Total Sale Amount.

The Offeror will represent all Co-Sellers who properly elect to participate in a Third-Party Sale, but will not assume any fiduciary duty to any such Co-Seller under this Agreement or otherwise. Each Co-Seller will execute and deliver the documentation providing for the Third-Party Sale as negotiated by the Offeror; provided, that, at any time prior to such execution and delivery, such Co-Seller may decline to participate in such Third-Party Sale if such documentation is not reasonably acceptable to it. If a Co-Seller fails to execute and deliver such documentation or timely to perform its obligations thereunder, the Offeror and any other Co-Seller may complete the Third-Party Sale without the participation of such Co-Seller. The Offeror will have no responsibility to any other person if the Offeror fails to consummate a Third-Party Sale, and the Offeror will in all events be free to abandon any Third-Party Sale at any time prior to its consummation without any liability to any other person.

Prior to completing a Third-Party Sale, the Offeror shall cause its Unaffiliated Purchaser to provide to the Company, for the benefit of the Stockholders, a written agreement to be bound by the provisions hereof as though a party hereto, and each reference to a Stockholder herein will thereafter be deemed to include such Unaffiliated Purchaser.

“Co-Seller” means each person that is entitled to and does deliver a Co-Sale Notice pursuant to this clause (c)(ii). The “Allocation Percentage” of any person at any time will be a fraction, the numerator of which is the number of Shares owned by such person and the denominator of which is the number of Shares owned by the Offeror and all Co-Sellers in the aggregate. If there is an undersubscription by Co-Seller’s participating in a Third-Party Sale, the unsubscribed portion shall be apportioned pro rata among selling Investors, based on the number of Shares owned.

Section 3.4 Sale of the Company. (a) At any time, Apollo may cause the sale of all, but not less than all, of the Shares (and, at Apollo’s option, all other then outstanding capital stock of the Company and/or outstanding Derivatives) then owned by the Stockholders in a bona fide transaction (a “Sale of the Company”) with any person (a “Purchaser”); provided that it shall have complied with the provisions of this Section 3.4.

(b) Prior to consummating any Sale of the Company. Apollo will deliver to each other Stockholder a written notice (a “Sale Notice”) specifying (i) the nature and aggregate amount of consideration (the “Sale Price”) to be paid to the Stockholders upon consummation of the Sale of the Company, (ii) the identity of the Purchaser and (iii) all other material terms of such proposed Sale of the Company, including the proposed date of the closing of the Sale of the Company (the “SOC Closing”).

(c) Each Stockholder hereby agrees to sell to the Purchaser 100% of the Shares (and, if provided in the Sale Notice, all other capital stock and/or Derivatives of the Company) then owned by such Stockholder at the same price and on the same terms and conditions as specified in the Sale Notice. At the SOC Closing, (i) each Stockholder shall deliver one or more certificates evidencing all of the Shares (and, if provided in the Sale Notice, all other capital stock and/or Derivatives) then owed by such Stockholder, duly endorsed for transfer, together with such other duly executed instruments or documents as may be required to permit the Purchaser to acquire such Shares free and clear of any and all Encumbrances, except for Encumbrances (x) arising under Federal or state securities laws or (y) created by the Purchaser, to Purchaser in the manner and at the address indicated in the Sale Notice, and (ii) the Purchaser shall deliver to each Stockholder such Stockholder’s pro rata share of the purchase price.

(d) If any Stockholder fails to deliver certificates as required by this Section 3.4, it shall for all purposes be deemed no longer to be a stockholder of the Company, shall have no voting rights, shall not be entitled to any dividends or other distributions with respect to the Shares (and, if provided in the Sale Notice, all other capital stock and/or Derivatives) then owed by it, shall have no other rights or privileges granted to Stockholders under this or any future agreement and, in the event of liquidation of the Company, its rights with respect to any consideration it would have received if it had complied with this Section 3.4, if any, shall be subordinate to the rights of any equity holder.

(e) The Company shall cooperate with Apollo and make available on a timely basis such information as Apollo may reasonably request to facilitate a Sale of the Company, including (x) prompt preparation of an offering memorandum, and (y) making available to any proposed purchaser or proposed source of financing reasonable access to management of the Company and its subsidiaries. The Company shall provide customary representations and warranties to Apollo, any purchaser, and any source of financing, as the case may be, to the effect that the information contained in any such offering memorandum does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and shall agree to indemnify each such person, and their respective representatives and agents from and against any loss, claim, damage, liability or expense incurred by any of them as a result of any breach of such representation and warranty.

ARTICLE IV

REGISTRATION OF STOCK

The Company hereby grants to each of the Investors the registration rights with respect to Shares set forth in Exhibit A hereto (and such Exhibit A is incorporated herein by reference).

ARTICLE V

TERMINATION

Section 5.1 Entire Agreement. This Agreement will automatically terminate (a) upon the earlier to occur of (i) the tenth anniversary of the date hereof, (ii) the first date on which the Stockholders cease to own in the aggregate at least 10% of the then outstanding Shares or (iii) the date of consummation of a bona fide, underwritten initial public offering of shares of Common Stock or (b) upon such other date as may be mutually agreed upon in writing by each of the Investors and the Company.

Section 5.2 Particular Party. If on any date the SMG Stockholders, as a group, or Apollo cease to own at least 33 1/3% of the Shares held on the date hereof by the SMG Stockholders or Apollo, as the case may be (as adjusted for stock splits, stock dividends or other events affecting the capitalization of the Company), then, from and after such date, the SMG Stockholders or Apollo, as the case may be, will no longer be entitled to any rights hereunder, but will remain subject to all of its obligations hereunder until the SMG Stockholders or Apollo, as the case may be, no longer beneficially owns any Shares or Derivatives.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each Stockholder severally hereby represents and warrants to each other party hereto that a such Stockholder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (b) the execution and delivery of this Agreement by such Stockholder, the performance by such Stockholder of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized; and (c) this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed given (i) when made, if made by hand delivery, (ii) upon confirmation, if made by telecopier, or (iii) one business day after being deposited with a reputable next-day courier, postage prepaid, to the parties, at their address set forth under their respective signatures on the execution pages hereof, or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

Section 7.2 Legend. Each Stockholder agrees that any and all certificates currently held or subsequently acquired, whether by exercise of warrants or otherwise, representing Shares subject to the provisions hereof will bear in addition to any other legend required by law, the following legend on each of their respective reverse sides (as well as a reference in bold-face type to such legend on each of their respective face sides):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS’ AGREEMENT DATED AS OF

MAY     , 1997, AND MAY NOT BE TRANSFERRED, SOLD, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT AS THEREIN PROVIDED. A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICES OF THE COMPANY.

Section 7.3 Assignment. Except in connection with a Transfer of securities pursuant to Article III (and subject to the terms thereof), neither this Agreement nor the rights and obligations hereunder may be assigned by operation of law or otherwise without the express consent of each of the Investors (which consent may be granted or withheld in their sole discretion); provided, that in connection with a Transfer of securities pursuant to Article III, Apollo may assign any or all of its rights hereunder, and thereafter each reference to Apollo herein will be deemed to be such Transferee or Apollo, as applicable.

Section 7.4 No Third-Party Beneficiaries. This Agreement will be binding upon and inure solely for the benefit of the parties hereto and their respective successors and assigns and no other person shall acquire or have any right hereunder or by virtue hereof.

Section 7.5 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.

Section 7.6 Amendment and Waiver. This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by each of the Investors. Notwithstanding anything to the contrary contained herein, a waiver that does not adversely affect all of the parties hereto may, in lieu of complying with the first sentence of this Section 7.6, be executed only by all of the adversely affected parties.

Section 7.7 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 7.8 Definitions. Unless the context otherwise requires,

(a) “person” means any individual, corporation, general or limited partnership, joint venture, trust or other entity or association, including without limitation any governmental authority,

(b) “Affiliate” has the meaning given to that term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and

(c) “Related Person” means, (1) with respect to Apollo, (A) any Affiliate of such person, (B) any investment manager, investment advisor or partner, or any principal thereof, of such person, and (C) any investment fund, investment account or investment entity whose investment manager, investment advisor or general partner, or any principal thereof, is such person or a Related Person of such person and (2) in the case of any Stockholder that is a natural person, (A) upon such person’s death, the heirs, executors, personal representatives, administrators, testamentary trustees, legatees or beneficiaries of such person, (B) the spouse, sibling or lineal descendant of such person, and (C) any trust, all of the beneficiaries of which, or partnership, all of the partners of which, are such person or Related Persons of such person.

Section 7.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, illegal, void or unenforceable.

Section 7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, as applied to contracts made and performed within the State of Delaware, without regard to principles of conflict of laws.

Section 7.11 Counterparts. This Agreement may be executed in any number of counterparts, and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 7.12 Specific Performance. Each party hereto agrees that irreparable harm, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult, would occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party hereto accordingly agrees that each other party hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, or any agreement contemplated hereunder and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, in each instance without being required to post bond or other security and in addition to, and without having to prove the adequacy of, other remedies at law.

Section 7.13 Further Assurances. Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals, and to do all other things, necessary for the transactions contemplated by this Agreement. The parties agree to take such further action and to deliver or cause to be delivered any additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the agreements and transactions contemplated hereby.

Section 7.14 After-Acquired Shares. All of the provisions of this Agreement will apply to and include all equity securities and instruments of the Company acquired by each party on and after the date hereof.

Section 7.15 Preemptive Rights. If the Company shall issue any shares of Common Stock or Derivatives to Apollo or any person controlled by, controlling or under common control with Apollo (other than any such issuance (A) to employees, (B) pursuant to the exercise or exchange of Derivatives that are outstanding on the date hereof or issued hereafter in accordance with the terms of this Agreement, or (C) pursuant to a public offering) then each Investor shall be entitled to participate in such issuance on the same terms and conditions, on a pro rata basis in respect of such person’s Shares, so that following such issuance, each such person, if it has elected to acquire the new securities to be issued, will have (or in the case of the issuance of Derivatives, have the right to acquire) the same percentage of the equity ownership of the Company as such person had by reason of its ownership of Shares immediately prior to such issuance.

Section 7.16 Dispute Resolution. The parties hereto will use their reasonable best efforts to resolve any disputes hereunder through good faith negotiations. A party hereto must submit a written notice to any other party to whom the dispute pertains, and any such dispute that cannot be resolved within thirty calendar days of receipt of such notice (or such other period to which the parties may agree) will be submitted to an arbitrator selected by mutual agreement of the parties. In the event that, within fifty days of the written notice referred to in the preceding sentence, a single arbitrator has not been selected by mutual agreement of the parties, a panel of arbitrators (with each party to the dispute being entitled to select one arbitrator and, if necessary to prevent the possibility of deadlock, one additional arbitrator being selected by such arbitrators selected by the parties to the dispute). Except as otherwise provided herein or as the parties to the dispute may otherwise agree, such arbitration will be conducted in accordance with the then-existing rules of the American Arbitration Association. The decision of the arbitrator or arbitrators, or of a majority thereof, as the case may be, made in writing will be final and binding upon the parties hereto as to the questions submitted, and the parties will abide by and comply with such decision; provided, however, the arbitrator or arbitrators, as the case may be, shall not be empowered to award punitive damages. Unless the decision of the arbitrator or arbitrators, as the case may be, provides for a different allocation of costs and expenses determined by the arbitrators to be equitable under the circumstances, the prevailing party or parties in any arbitration will be entitled to recover all reasonable fees and expenses incurred by it or them in connection with such arbitration from the nonprevailing party or parties.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

WMC FINANCE CO.

By:	/s/ Scott A. McAfee
Scott A. McAfee
President

ADDRESS FOR NOTICES:
6320 Canoga Avenue
Woodland Hills, CA 91326
Attention: President

APOLLO INVESTMENT FUND III, L.P.

By:	APOLLO ADVISORS II, L.P.,
its general partner

By:	APOLLO CAPITAL MANAGEMENT II, INC.,
Its general partner

By:	/s/ David B. Kaplan
David B. Kaplan
Vice President

ADDRESS FOR NOTICES:
c/o Apollo Advisors, L.P.
1999 Avenue of the Stars, Suite 1900
Los Angeles, CA 90067

APOLLO OVERSEAS PARTNERS III, L.P.

By:	APOLLO ADVISORS II, L.P.,
its general partner

By:	APOLLO CAPITAL MANAGEMENT II, INC.,
its general partner

By:	/s/ David B. Kaplan
David B. Kaplan
Vice President

ADDRESS FOR NOTICES:
c/o Apollo Advisors, L.P.
1999 Avenue of the Stars, Suite 1900
Los Angeles, CA 90067

APOLLO (U.K.) PARTNERS III

By:	APOLLO ADVISORS II, L.P.,
its general partner

By:	APOLLO CAPITAL MANAGEMENT II, INC.,
its general partner

By:	/s/ David B. Kaplan
David B. Kaplan
Vice President

ADDRESS FOR NOTICES:
c/o Apollo Advisors, L.P.
1999 Avenue of the Stars, Suite 1900
Los Angeles, CA 90067

SPRING MOUNTAIN ENTERPRISES, INC.

By:	/s/ Frank E. O’Bryan
Frank E. O’Bryan
Title:

ADDRESS FOR NOTICES:
2955 Main Street
Suite 200
Irvine, CA 92614